    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
Leveraging diversification and operational flexibility to navigate headwinds

Full Year 2022 Highlights
•Record net sales of $5.2 billion, up 16% year-over-year
•    Record net income of $395.0 million, or $15.48 per diluted share, up $107.2 million, or 37%, year-over-year
•    EBITDA of $682.2 million, up $171.5 million, or 34%, year-over-year
•    Completed four strategic acquisitions for a combined cash purchase price of $108.5 million
•    Returned $126.8 million to shareholders through $102.7 million of dividends and $24.1 million in share repurchases
Fourth Quarter 2022 Highlights
•Net sales of $894.3 million in the fourth quarter, down $319.1 million, or 26%, year-over-year
•Net loss of $17.1 million, or $(0.68) per diluted share, in the fourth quarter, down $99.5 million, or 121%, year-over-year
•EBITDA of $10.2 million, down $135.9 million, or 93%, year-over-year
Channel Categories
RV OEM
•Net sales of $433.8 million in the fourth quarter, down $294.7 million, or 40%, year-over-year, driven by a nearly 47% decline in North American industry wholesale shipments for the quarter compared to same quarter in 2021
•Content per North American travel trailer and fifth-wheel RV for the twelve months ended December 31, 2022, increased 45% year-over-year to a record $6,090
Adjacent Industries OEM
•Net sales of $296.8 million in the fourth quarter, up $8.8 million, or 3%, year-over-year
•North American marine OEM net sales in the fourth quarter of $108.7 million, up 4% year-over-year
•Content per North American power boat for the twelve months ended December 31, 2022, increased 19% year-over-year to $1,712
Aftermarket
•Net sales of $163.8 million in the fourth quarter, down $33.2 million, or 17%, year-over-year
•Decline in automotive aftermarket sales partially offset by strength in RV aftermarket sales

Elkhart, Indiana - February 14, 2023 - LCI Industries (NYSE: LCII) which, through its wholly-owned subsidiary, Lippert Components, Inc. ("Lippert"), supplies a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation product markets, and the related aftermarkets of those industries, today reported fourth quarter and full year 2022 results.

“In fiscal 2022, we achieved record net sales while expanding margins, a testament to our experienced leadership team, enhanced operations, and flexible cost structure. Though we faced headwinds, primarily in the fourth quarter as OEMs implemented production shutdowns, the diversification of our businesses and actions to flex staffing helped mitigate the impact on earnings. We expect these efforts will limit margin pressure as we move through 2023, but we did incur severance-related and inventory reserve costs in the fourth quarter. Despite persistent macro-economic headwinds, we remain confident for the future as millions of campers continue to enjoy the outdoor lifestyle,” commented Jason Lippert, LCI Industries’ President and Chief Executive Officer.

“Our team’s deep industry knowledge and experience navigating fluctuating production schedules will guide us in 2023, during which we anticipate production levels will normalize. Although we expect strong organic growth within RV, we believe this down cycle will be different than the last as our marine, adjacent and aftermarket markets continue to support our diversification strategy,” Lippert continued. “I would like to thank all our Lippert team members for the hard work and dedication they showed throughout the year, driving our business forward. I am excited for the growth opportunities ahead, as we leverage our culture and innovations to deliver value for our customers and shareholders.”

“I also want to thank our teams for their role in delivering incredible progress for Lippert throughout 2022. We look forward to the year to come as we continue to drive operational efficiencies, cultural initiatives, and innovation to facilitate Lippert’s performance into the future,” commented Ryan Smith, Group President – North America.

Full Year 2022 Results

Consolidated net sales for the full year 2022 were $5.2 billion, an increase of 16% from full year 2021 net sales of $4.5 billion. Net income for the full year 2022 was $395.0 million, or $15.48 per diluted share, compared to net income of $287.7 million, or $11.32 per diluted share, for the full year 2021. EBITDA for the year ended December 31, 2022 was $682.2 million, compared to EBITDA of $510.7 million for the year ended December 31, 2021. Additional information regarding EBITDA, as well as reconciliations of this non-GAAP financial measure to the most directly comparable GAAP financial measure of net income (loss), is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The increase in year-over-year net sales for the full year 2022 was primarily driven by price realization, acquisitions, and an increase in net sales to OEMs in adjacent industries, partially offset by decreased North American RV wholesale shipments. Net sales from acquisitions completed in 2021 and 2022 contributed approximately $219 million in 2022.

Fourth Quarter 2022 Results

Consolidated net sales for the fourth quarter of 2022 were $894.3 million, a decrease of 26 percent from 2021 fourth quarter net sales of $1.2 billion. Net loss in the fourth quarter of 2022 was $17.1 million, or $(0.68) per diluted share, compared to net income of $82.3 million, or $3.22 per diluted share, in the fourth quarter of 2021. EBITDA in the fourth quarter of 2022 was $10.2 million, compared to EBITDA of $146.1 million in the fourth quarter of 2021. Additional information regarding EBITDA, as well as a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure on net income (loss), is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The decrease in year-over-year net sales for the fourth quarter of 2022 was primarily driven by decreased North American RV wholesale shipments, partially offset by price realization, acquisitions, and an increase in net sales to OEMs in adjacent industries. Net sales from acquisitions completed in the twelve months ended December 31, 2022 contributed approximately $21 million in the fourth quarter of 2022.

The Company's average product content per travel trailer and fifth-wheel RV for the twelve months ended December 31, 2022, increased $1,893 to $6,090, compared to $4,197 for the twelve months ended December 31, 2021. The content increase in towables was primarily a result of organic growth, including pricing and new product introductions, market share gains, and acquisitions.

January 2023 Results

January 2023 consolidated net sales were approximately $273 million, down 48 percent from January 2022, primarily due to an approximate 80 percent decline North American RV production compared to January 2022. January 2023 results were favorably impacted by our diversification efforts outside of the North American RV market, which made up 69 percent of January 2023 consolidated net sales.

Income Taxes

The Company's effective tax rate was 24.8 percent and 45.2 percent for the year and quarter ended December 31, 2022, respectively, compared to 24.7 percent and 24.1 percent for the year and quarter ended December 31, 2021, respectively. Due to the loss in the 2022 fourth quarter, discrete adjustments had a proportionally larger impact on the tax rate.

Balance Sheet and Other Items

At December 31, 2022, the Company's cash and cash equivalents balance was $47.5 million, compared to $62.9 million at December 31, 2021. The Company used $130.6 million for capital expenditures, $102.7 million for dividend payments to shareholders, $108.5 million for acquisitions, and $24.1 million for share repurchases in the twelve months ended December 31, 2022. The Company also made $105.3 million in net repayments under its revolving credit facility and $73.0 million in repayments under its shelf loan, term loan, and other borrowings in the twelve months ended December 31, 2022.
The Company's outstanding long-term indebtedness, including current maturities, was $1.1 billion at December 31, 2022, and the Company remained in compliance with its debt covenants. The Company believes its current liquidity is adequate to meet operating needs for the foreseeable future.

Conference Call & Webcast

LCI Industries will host a conference call to discuss its fourth quarter and full-year results on Tuesday, February 14, 2023, at 8:30 a.m. Eastern time, which may be accessed by dialing (844) 200-6205 for participants in the U.S. and (226) 828-7575 for those in Canada or (929) 526-1599 for participants outside the U.S./Canada using the required conference ID 537233. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (929) 458-6194 for participants in the U.S. and (226) 828-7578 for those in Canada or (204) 525-0658 for participants outside the U.S./Canada and referencing access code 829204. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

About LCI Industries

LCI Industries, through its wholly-owned subsidiary, Lippert, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting primarily of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors, and service centers, as well as direct to retail customers via the Internet. Lippert's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; appliances; air conditioners; televisions and sound systems; tankless water heaters; and other accessories. Additional information about Lippert and its products can be found at www.lippert.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of COVID-19, or other future pandemics, the Russia-Ukraine war, and heightened tensions between China and Taiwan on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

###

LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
(In thousands, except per share amounts)

Net sales	$894,346	$1,213,410	$5,207,143	$4,472,697
Cost of sales	747,439	921,344	3,933,854	3,429,662
Gross profit	146,907	292,066	1,273,289	1,043,035
Selling, general and administrative expenses	169,944	178,093	720,261	644,625
Operating (loss) profit	(23,037)	113,973	553,028	398,410
Interest expense, net	8,220	5,522	27,573	16,366
(Loss) income before income taxes	(31,257)	108,451	525,455	382,044
(Benefit) provision for income taxes	(14,128)	26,122	130,481	94,305
Net (loss) income	$(17,129)	$82,329	$394,974	$287,739

Net (loss) income per common share:
Basic	$(0.68)	$3.26	$15.57	$11.39
Diluted	$(0.68)	$3.22	$15.48	$11.32

Weighted average common shares outstanding:
Basic	25,327	25,289	25,372	25,257
Diluted	25,327	25,598	25,514	25,427

Depreciation	$18,886	$17,707	$72,839	$64,755
Amortization	$14,360	$14,401	$56,373	$47,565
Capital expenditures	$26,893	$24,662	$130,641	$98,534

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$356,335	$662,553	$2,617,585	$2,295,612
Motorhomes	77,441	65,890	339,097	258,995
Adjacent Industries OEMs	296,814	287,984	1,359,188	1,089,005
Total OEM Segment net sales	730,590	1,016,427	4,315,870	3,643,612
Aftermarket Segment:
Total Aftermarket Segment net sales	163,756	196,983	891,273	829,085
Total net sales	$894,346	$1,213,410	$5,207,143	$4,472,697

Operating (loss) profit:
OEM Segment	$(21,987)	$97,919	$479,150	$304,676
Aftermarket Segment	(1,050)	16,054	73,878	93,734
Total operating (loss) profit	$(23,037)	$113,973	$553,028	$398,410

Depreciation and amortization:
OEM Segment depreciation	$15,075	$13,789	$58,166	$50,843
Aftermarket Segment depreciation	3,811	3,918	14,673	13,912
Total depreciation	$18,886	$17,707	$72,839	$64,755

OEM Segment amortization	$10,585	$10,003	$41,253	$32,880
Aftermarket Segment amortization	3,775	4,398	15,120	14,685
Total amortization	$14,360	$14,401	$56,373	$47,565

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	December 31,
	2022	2021
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$47,499	$62,896
Accounts receivable, net	214,262	319,782
Inventories, net	1,029,705	1,095,907
Prepaid expenses and other current assets	99,310	88,300
Total current assets	1,390,776	1,566,885
Fixed assets, net	482,185	426,455
Goodwill	567,063	543,180
Other intangible assets, net	503,320	519,957
Operating lease right-of-use assets	247,007	164,618
Other long-term assets	56,561	66,999
Total assets	$3,246,912	$3,288,094

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term indebtedness	$23,086	$71,003
Accounts payable, trade	143,529	282,183
Current portion of operating lease obligations	35,447	30,592
Accrued expenses and other current liabilities	219,238	243,438
Total current liabilities	421,300	627,216
Long-term indebtedness	1,095,888	1,231,959
Operating lease obligations	222,478	143,436
Deferred taxes	30,580	43,184
Other long-term liabilities	95,658	149,424
Total liabilities	1,865,904	2,195,219
Total stockholders' equity	1,381,008	1,092,875
Total liabilities and stockholders' equity	$3,246,912	$3,288,094

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Twelve Months Ended December 31,
	2022	2021
(In thousands)
Cash flows from operating activities:
Net income	$394,974	$287,739
Adjustments to reconcile net income to cash flows provided by (used in) operating activities:
Depreciation and amortization	129,212	112,320
Stock-based compensation expense	23,695	27,161
Deferred taxes	(9,277)	(3,279)
Other non-cash items	3,496	7,456
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	115,706	(58,843)
Inventories, net	117,419	(516,692)
Prepaid expenses and other assets	14,990	(13,306)
Accounts payable, trade	(161,121)	68,879
Accrued expenses and other liabilities	(26,580)	(23,008)
Net cash flows provided by (used in) operating activities	602,514	(111,573)
Cash flows from investing activities:
Capital expenditures	(130,641)	(98,534)
Acquisitions of businesses	(108,470)	(194,107)
Other investing activities	(2,679)	11,423
Net cash flows used in investing activities	(241,790)	(281,218)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(10,961)	(8,324)
Proceeds from revolving credit facility	1,128,400	1,303,193
Repayments under revolving credit facility	(1,233,740)	(1,281,147)
Proceeds from term loan borrowings	—	124,199
Repayments under shelf loan, term loan, and other borrowings	(73,031)	(21,457)
Proceeds from issuance of convertible notes	—	460,000
Purchases of convertible note hedge contracts	—	(100,142)
Proceeds from issuance of warrants concurrent with note hedge contracts	—	48,484
Payment of debt issuance costs	—	(12,214)
Payment of dividends	(102,726)	(87,171)
Payment of contingent consideration and holdbacks related to acquisitions	(60,228)	(22,830)
Repurchases of common stock	(24,054)	—
Other financing activities	1,469	1,972
Net cash flows (used in) provided by financing activities	(374,871)	404,563
Effect of exchange rate changes on cash and cash equivalents	(1,250)	(697)
Net (decrease) increase in cash and cash equivalents	(15,397)	11,075
Cash and cash equivalents at beginning of period	62,896	51,821
Cash and cash equivalents cash at end of period	$47,499	$62,896

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	62.4	130.4	421.7	531.4
Motorhome RVs	12.6	13.8	58.4	56.2
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	58.4	76.7	387.2	502.7
Impact on dealer inventories	4.0	53.7	34.5	28.7
Motorhome RVs	8.9	11.0	48.1	55.4

			Twelve Months Ended
			December 31,
			2022	2021
Lippert Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV			$6,090	$4,197
Motorhome RV			$4,099	$2,857

			December 31,
			2022	2021
Balance Sheet Data (debt availability in millions):
Remaining availability under the revolving credit facility (2)			$306.5	$168.3
Days sales in accounts receivable, based on last twelve months			27.5	30.6
Inventory turns, based on last twelve months			3.5	5.0

			2023
Estimated Full Year Data:
Capital expenditures			$80 - $100 million
Depreciation and amortization			$130 - $140 million
Stock-based compensation expense			$25 - $30 million
Annual tax rate			24% - 26%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) Remaining availability under the revolving credit facility is subject to covenant restrictions.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net (loss) income to EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
(In thousands)
Net (loss) income	$(17,129)	$82,329	$394,974	$287,739
Interest expense, net	8,220	5,522	27,573	16,366
(Benefit) provision for income taxes	(14,128)	26,122	130,481	94,305
Depreciation expense	18,886	17,707	72,839	64,755
Amortization expense	14,360	14,401	56,373	47,565
EBITDA	$10,209	$146,081	$682,240	$510,730
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measure of EBITDA to illustrate and improve comparability of its results from period to period. EBITDA is defined as net income (loss) before interest expense, net, benefit/provision for income taxes, depreciation expense, and amortization expense during the three and twelve month periods ended December 31, 2022 and 2021. The Company considers this non-GAAP measure in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The measure is not in accordance with, nor is it a substitute for, GAAP measures, and it may not be comparable to similarly titled measures used by other companies.